Exhibit 15.1

10/F, Tower B, CPIC Plaza, No. 28 Fengsheng Lane, Xicheng District, Beijing 100032, China

Tel: 86 10 5776 3888  Fax: 86 10 5776 3777

April 28, 2021

To:

Adagene Inc.

4F, Building C14, No. 218

Xinghu Street, Suzhou Industrial Park

Suzhou, Jiangsu Province, People’s Republic of China

(as the “Company”)

Dear Sirs,

We consent to the references to our firm under the headings “Item 10. Additional Information—E. Taxation” in Adagene Inc.’s Annual Report on Form 20-F for the year ended December 31, 2020 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on April 28, 2021 and further consent to the incorporation by reference of the summaries of our opinions that appear in the Annual Report into the registration statements (No. 333-255250) on Form S-8. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Tian Yuan Law Firm
Tian Yuan Law Firm